UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) September 28, 2010

Six Flags Entertainment Corporation

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

1-13703	13-3995059
(Commission File Number)	(IRS Employer Identification No.)

924 Avenue J East
Grand Prairie, Texas	75050
(Address of Principal Executive Offices)	(Zip Code)

(972) 595-5000

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02.                                          Termination of Material Definitive Agreements.

On September 28, 2010, the Company terminated, without cause, its employment agreement, dated April 1, 2009 (as amended, the “Employment Agreement”), with Louis Koskovolis, Executive Vice President, Corporate Alliances.  Effective as of October 28, 2010, Mr. Koskovolis will no longer be employed by the Company.

The Employment Agreement has a term of four years and provides for a base salary of $650,000 and a target bonus in the amount of $500,000.  Mr. Koskovolis’ bonus is determined based upon the level of achievement of the following performance parameters, each as defined in the Employment Agreement: Budgeted Adjusted EBITDA, Budgeted Free Cash Flow, Budgeted Attendance, Budgeted In-Park Net Revenue Per Capita and Budgeted Sponsorship Revenue (Budgeted Sponsorship Revenue weighted 50% and others 12.5%). No bonus is payable if 90% of the Budgeted Adjusted EBITDA target is not obtained except that if 100% of the Budgeted Sponsorship Revenue target is obtained, Mr. Koskovolis would be entitled to receive 50% of the target bonus.

Severance is payable under the Employment Agreement upon termination of employment without “cause” or for “good reason” during the contract term.  In addition, Mr. Koskovolis would receive an amount equal to the sum of his base salary for the remaining balance of the contract term and his annual bonus for the prior year.  Under the Employment Agreement, in the event of such a termination, Mr. Koskovolis would receive twelve months of continued health and life insurance coverage.

The foregoing summary of the terms of the Employment Agreement does not purport to be complete and is qualified in its entirety by reference to the terms thereof, which are incorporated herein by reference to Exhibit 10.3 to the Company’s Current Report on Form 8-K, filed on April 13, 2009.

Item 5.02                                             Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

The information set forth in Item 1.02 of this Current Report on Form 8-K is incorporated by reference into this Item 5.02.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SIX FLAGS ENTERTAINMENT CORPORATION

	By:	/s/ Lance C. Balk
Name: Lance C. Balk
Title: Executive Vice President and General Counsel

Date: September 30, 2010